CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement on Form N-14 (“Registration Statement”) of our report, on the financial statements and financial highlights included in the December 31, 2015 Annual Report to Shareholders dated February 9, 2016 and February 11, 2016 of the Putnam VT Voyager Fund and Putnam VT Growth Opportunities Fund, series of Putnam Variable Trust, respectively. We also consent to the references to us under the headings “Agreement and Plan of Reorganization,” “Independent Registered Public Accounting Firm” and “Other Disclosures” in such Registration Statement

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 30, 2016